                                IPA SERVICE AGREEMENT

THIS AGREEMENT, effective as of __________________, is by and between Physicians Care for Connecticut, Inc., a Connecticut corporation having a principal place of business at 1520 Highland Avenue, Cheshire, Connecticut ("Physicians Care") and MedServ IPA, Inc., a Connecticut corporation, having its principal place of business at 1520 Highland Avenue, Cheshire, Connecticut (the "IPA").

                                   WITNESSETH THAT

WHEREAS, Physicians Care desires to arrange for the provision of medical and surgical services to Physicians Care Members, as hereinafter defined, through a network of qualified physicians located in the State of Connecticut; and

WHEREAS, the IPA operates a network of physicians in the State of Connecticut and desires to make such network available to Physicians Care to provide medical and surgical services to Physicians Care Members; and

WHEREAS, IPA and Physicians Care desire and intend to secure a mutually productive relationship from the operation of such network;

NOW, THEREFORE, Physicians Care and the IPA agree as follows:

    1. Definitions. For the purposes of this Agreement, in the event that any of the definitions contained or referenced in this Section 1 shall conflict with the definitions of the same terms set forth in the Subscriber Agreement or Employer Agreement, as amended from time to time, the definitions provided in the Subscriber Agreement or Employer Agreement shall prevail.

    1.1. "Authorized Care" means those Covered Services which have been authorized for a Member by the Member's Primary Care Physician, or which under the applicable Subscriber Agreement do not require Primary Care Physician authorization.

    1.2. "Covered Services" means those Medically Necessary health care services and supplies which a Member is entitled to receive under the Physicians Care's benefit program and which are described and defined in the Member's Subscriber Agreement and in Physicians Care's provider manual.

    1.3. "Dependent" shall have the meaning assigned to it in the Member's Subscriber Agreement.

    1.4. "Emergency Services" means those health care services provided to a Member in the event of the sudden onset of an illness or injury requiring immediate medical or surgical care to prevent serious impairment of health, or where taking the time to call his or her Primary Care Physician might place the Member's life in danger. Heart attacks, strokes, poisoning, loss of consciousness, and convulsions are examples of emergencies.

    1.5. "Employer Agreement" means the applicable contract between Physicians Care or any of its affiliates and an employing entity pursuant to which designated persons (usually employees and retirees) may become Subscribers on a group basis.

    1.6. "Fiscal Year" means the fiscal year of Physicians Care, commencing on each January 1st and ending on each December 31st.

    1.7. "IPA Physician" means a physician who is a member in good standing of the IPA.

    1.8. "IPA Services" means those Covered Services which the IPA is required to arrange for the provision to a Member and pay for, and for which the IPA is entitled to compensation under this Agreement. IPA Services shall include those packages of Covered Services listed on Exhibit A, attached hereto, as amended or added to from time to time in the sole discretion of Physicians Care, and shall include such other health care services incident thereto as may be determined to be medically necessary by the Member Patient's treating Physician in accordance with generally accepted medical and surgical practices and standards then prevailing in the applicable professional community.

    1.9. "Medically Necessary" means medical treatment required by a Member as determined in accordance with accepted medical and surgical practices and standards prevailing at the time of treatment and in conformity with the professional and technical standards adopted by the Quality Care Committee.

    1.10. "Member" means a person entitled to receive medical and hospital services and financing of such services through Physicians Care. For purposes of this Agreement, a Member includes any person for whom Physicians Care provides, arranges, and/or finances managed health care or administrative services.

    1.11. "Member Co-payment" means the amount that may be charged by Physicians to a Member at the time of providing IPA Services to the Member as provided in the Member's Subscriber Agreement.

    1.12. "Member Patient" means a Member who has elected to receive IPA Services from a Physician associated with the IPA and for whom the IPA, when necessary, has agreed to arrange for the provision of IPA Services.

    1.13. "Non-Covered Services" means health care services which are not Covered Services.

    1.14. "Physician" means any person duly licensed under applicable laws and regulations to practice medicine.

    1.15. "Physicians Care Hospital Administrative Manual" or "Manual" means the manual that this Agreement incorporates by reference as if fully set forth herein, which is appended hereto as Exhibit B. The Manual contains claims submission procedures, discharge planning procedures, Hospital recredentialing criteria, and other information. Physicians Care reserves the right, at its sole discretion, to modify the Manual. If any provision of the Manual is inconsistent with the terms of this Agreement, the terms of this Agreement shall prevail. The IPA hereby acknowledges receiving a copy of the Manual.

    1.16. "Primary Care Physician" means a person licensed to practice medicine by the applicable state licensing board who (a) (i) is board eligible or board certified in internal medicine, family medicine, general practitioner, or pediatrics, or (ii) meets such other standards as determined by the Board of the Company from time to time, and (b) devotes significant practice time to providing primary care services or managing the delivery of other medical services with a capability to make preliminary diagnoses or to provide treatment of medical and health care needs, without limitation by problem origin, organ system or gender, to arrange for delivery of all necessary care and to satisfy other requirements as established in Board policy recording relating to qualifications of Primary Care Physicians.

    1.17. "Service Area" means the State of Connecticut, or such other areas or locales in which Physicians Care may be licensed to do business as a Health Maintenance Organization.

    1.18. "Subscriber" means the person who signs the application for membership in the Plan and in whose name the subscription premium is paid. A Subscriber signs for himself or herself and any Dependents.

    1.19. "Subscriber Agreement" means the individual or family contract with Physicians Care or any of its affiliates, including all amendments thereto, under which a Subscriber and his or her Dependents are entitled to receive Covered Services.

    2. Network Development. IPA agrees to develop a network of qualified physicians in each county of the Service Area as provided in Exhibit C. In the event IPA fails to meet its network development obligations hereunder then Physicians Care may, upon ninety (90) days notice to IPA, take such steps as it deems necessary to develop such network.

    3. Provision of Covered Services. Subject to the provisions of this Agreement, the IPA agrees to establish a network of qualified physicians in the Service Area covering all medical specialties and shall cause IPA Participating Physicians to provide IPA Services to Physicians Care Members as follows:

    (a) subject to reasonable policies, procedures, and payment standards developed by Physicians Care, (i) to provide or to arrange to provide to Members, IPA Services and (ii) to authorize, where appropriate, the provision of IPA Services to Physicians Care Members by other Physicians Care Providers;

    (b) where medically appropriate and practicable, to authorize, manage, and review services provided outside the Service Area which are provided to Physicians Care Members;

    (c) except as may be otherwise agreed to by Physicians Care and the IPA, to authorize, manage, and review the provision of appropriate prescription drugs and Covered Services other than IPA Services including, without limitation, durable medical equipment, home health care, skilled nursing facility, and inpatient hospital services;

    (d) to participate in the medical management, review, and coordination programs developed by Physicians Care to administer and deliver Covered Services to Members; and

    (e) to ensure that IPA Physicians provide or arrange for the provision of Covered Services without discriminating among Members, or between Members and other patients on the basis of race, color, age, religion, gender, national origin, sexual preference, or HMO membership, and to provide services to its patients with the highest regard for personal dignity.

4. Utilization Management and Quality Management Programs. The parties agree to develop mutually agreeable Utilization Management and Quality Management Programs which the IPA shall adopt and implement in connection
with services rendered by IPA Physicians.   The IPA shall periodically make
recommendations to Physicians Care concerning the types of Utilization Management and Quality Management Programs which the IPA believes are desirable.

5. Compensation to IPA Physicians for Medical Services. Except for Member Co-payments or any other charges specifically permitted by this Agreement or the applicable Subscriber Agreement including, without limitation, missed appointment charges and charges to Members for Non-Covered Services, the IPA agrees that it will cause IPA Physicians to accept the compensation paid by Physicians Care as payment in full and to look solely to Physicians Care for compensation for Covered Services provided to Members except in the case of health benefit plans subject to ERISA wherein the Plan sponsor shall be responsible for payment of claims. Except as provided herein, the IPA shall not assert, nor will it permit any of its IPA Physicians to assert, any claim or demand on Members or employers of Members, for compensation for IPA Services provided to Members hereunder. Physicians Care will use its best efforts to give the IPA notice of material defaults in payment of premiums by self-funded employers that may have adverse consequences on the IPA. This provision shall survive the termination or expiration of this Agreement with respect to services provided prior to the effective date of such termination or expiration.

    The amount due to IPA Physicians for services rendered shall be the fee schedule, case rate or capitation payment amounts customarily paid by Physicians Care and in effect from time to time net of any co-payment, coinsurance or deductibles, provided, however, that if Physicians Care has a risk arrangement contract (the "Alternative Contract") which is applicable to such IPA Participating Physicians, then the financial terms of such Alternative Contract shall control.

6. IPA Physician Credentialing and Qualifications. The IPA shall be responsible for assuring that its IPA Physicians meet the following qualifications:


    (a) Licensure. The IPA will ensure that all professional health care services (other than Emergency Services) provided to Members under this Agreement will be provided by health care providers acting within the scope of their licenses or certifications. The IPA will ensure that all IPA Physicians meet continuing education and other similar requirements established by the professional
         organizations overseeing licensure in their fields.   The IPA
         will cooperate with Physicians Care to establish and maintain an auditable system to ensure that the requirements of licensure are met in a timely manner by all IPA Physicians.


    (b)  Credentialing.   The IPA shall credential all IPA Physicians
         pursuant to Physicians Care policies and in accordance with all
         NCQA standards and guidelines.   IPA shall maintain a full and
         complete credentialing file for each IPA Physician and shall provide Physicians Care with access to or copies of such file on its reasonable request.


    (c) Privileges. The IPA shall ensure that each IPA Physician providing inpatient services under this Agreement has taken or will take all steps necessary to obtain and maintain hospital privileges at the appropriate hospitals listed on Exhibit D and at such other health care facilities as Physicians Care and the IPA are agree are necessary to the proper provision of services pursuant to this Agreement.


    (d) Censure or Suspension. The IPA shall immediately notify Physicians Care in the event that any IPA Physician is disciplined by the applicable state licensing agency charged with licensing physicians or any health care facility, is censured by or expelled from any county medical society, or has his or her privileges at any health care facility suspended, revoked, restricted, made probationary, or otherwise diminished in any way, including resignation or non-renewal.


    (e) Peer Group Monitoring. In addition to ensuring that all IPA Physicians comply with the above requirements evidencing licensure, the IPA shall, with the assistance of Physicians Care, develop peer group monitoring systems to ensure that all IPA Physicians function in a competent and professional manner when providing IPA Services and comply with professionally recognized quality of care standards.

     The IPA shall also maintain all licenses, permits and registrations which may be required by law in order for the IPA to provide services under this Agreement.

7.  IPA Compensation for Services.  The IPA shall be compensated pursuant to
Exhibit E   for administrative services provided pursuant to this Agreement.

8. Member Selection of Primary Care Physician. The IPA shall require each Member Patient to select a Primary Care Physician to be primarily responsible for the coordination of the Member Patient's overall health care as his or her "Care Manager," and to allow reasonable changes to such selection. To the extent it is consistent with the reasonable and efficient allocation of the resources of its IPA Physicians, the IPA shall permit each Member Patient to select the Primary Care Physician of said Member Patient's choice.

9. Notification of Changes. The IPA agrees to provide Physicians Care with reasonable notice of any material change to be made in the structure or operation of the IPA.

10. Insurance. The IPA shall have and maintain policies of general and professional liability insurance in amounts and on terms reasonably satisfactory to Physicians Care, and the IPA shall have and maintain adequate casualty insurance on its real and personal property. Currently, the IPA maintains insurance in the amount of two (2) million dollars per occurrence and four (4) million dollars in the aggregate. The IPA shall notify Physicians Care of any material changes in this coverage and shall provide Physicians Care, upon request, with evidence of such coverage.

11. Financial Reporting.   The IPA shall have annual financial statements
which accurately reflect the financial condition of the IPA prepared and delivered to Physicians Care within 120 days after the end of each of the IPA's fiscal years. Upon request, Physicians Care shall permit a reasonable extension of the deadline. The annual financial statements shall be prepared in accordance with generally accepted accounting principles and shall be audited or reviewed by a firm of certified public accountants reasonably acceptable to Physicians Care. The IPA's annual financial statements shall include at least the following elements:

    (i)    Balance Sheet;
    (ii)   Income Statement;
    (iii)  Statement of Changes in Cash.

12. Insolvency.

    (a) Payments or Distributions While Insolvent. With the consent of Physicians Care, which consent shall not be unreasonably withheld, the IPA will not make any form of payment or distribution to IPA Physicians if the IPA is at that time not generally meeting its debts as they come due, or if making such payment or distribution would render the IPA unable generally to meet its debts as they come due or render it unable to meet its obligations under this Agreement.

    (b) Physicians Care Insolvency. Notwithstanding anything to the contrary contained herein, in the event that Physicians Care becomes unable generally to meet its debts as they come due or is insolvent as determined by the Insurance Commissioner, the IPA agrees that it shall cause IPA Physicians to continue to provide or to arrange for the provision of Covered Services to Member Patients in accordance with the terms of this Agreement for the period for which premiums have been paid to Physicians Care by or on behalf of Member Patients.

13. Compensation. In consideration of the IPA's performance of its obligations under this Agreement, the IPA shall receive compensation the amounts set forth in Exhibit F.

14. Other Payments.

    14.1 Member Payments.   IPA Physicians may charge Members to whom they
provide services any Member Co-payments permitted by the applicable Subscriber Agreement. The IPA Physicians may also bill Member Patients a reasonable charge for missed appointments in accordance with the applicable Subscriber Agreement and may bill for Non-Covered Services in accordance with the Manual.

    14.2 Coordination of Benefits and Subrogation. Physicians Care shall be entitled to any amount Physicians Care collects from other insurers on
account of IPA Services provided to Member Patients by IPA Physicians.   The
IPA shall cause IPA Physicians to cooperate with Physicians Care's coordination of benefits and subrogation policies and procedures.

15. Physicians Care Obligations and Rights.


    (a) Administer Plan. Physicians Care agrees that the maintenance of appropriate administrative, marketing, and actuarial systems and the employment of qualified personnel are essential parts of its obligations under this Agreement.


    (b)  Member Orientation and Education.   Physicians Care shall be
         responsible for advising Member Patients of their rights and obligations under the applicable Subscriber Agreement as promptly as practicable after they become Members.


    (c) Licenses and Permits. At its sole cost and expense, Physicians Care shall obtain and keep in full force and effect throughout the term hereof all necessary licenses and permits with respect to the operation of Physicians Care and, if requested by IPA, provide copies thereof to the IPA at Physicians Care's expense.

    (d) Management Information Data. Physicians Care agrees to provide the IPA with computer hardware adequate to access directly the IPA-specific database maintained by Physicians Care and to provide direct access to said database, including enrollment status data and data on referral accounts payable. Physicians
         Care also agrees to provide the IPA with the management information reports listed in Exhibit G.


    (e) Coordination of Benefits and Subrogation. Physicians Care will be the exclusive provider of coordination of benefits and
         subrogation services for all of the IPA's Member Patients.   The
         IPA agrees to cause its IPA Physicians to provide all data reasonably necessary to enable Physicians Care to provide such services under this Agreement.


    (f) Member Satisfaction Surveys. Physicians Care and the IPA agree to jointly develop and the IPA shall administer and utilize a regular program of member satisfaction surveys to analyze Member perception of the quality of services provided by Physicians Care and its Participating Providers and to take such reasonable steps as may be necessary to correct any deficiencies revealed by such surveys.

16. Indemnifications.

    16.1 Indemnification by Physicians Care. Physicians Care agrees to indemnify, defend, and save harmless the IPA, its officers, directors and employees, from and against any and all claims, costs, liabilities, losses and damages made against or suffered by them, or any or all of them, arising out of or in any way connected with the operation or administration of Physicians Care, except those arising out of the conduct, acts, or omissions of the IPA, its officers, directors, employees, or agents, or of IPA Physicians.

    16.2 Indemnification by the IPA. The IPA agrees to indemnify, defend, and save harmless Physicians Care, its affiliates and their officers, directors and employees, from and against any and all claims, costs, liabilities, losses, and damages made against or suffered by them, or any or all of them, arising out of or in any way connected with by the conduct, acts, or omissions of the IPA, its officers, partners, directors, employees, agents, independent contractors, or IPA Physicians.

17. Confidentiality.

    17.1 By Physicians Care. Physicians Care agrees to comply with all applicable state and federal laws respecting the confidentiality of proprietary information, data, and other confidential or personal information concerning the medical, personal, or business affairs of Members acquired in the course of providing or arranging for Physicians Care benefits.
Physicians Care agrees to maintain the confidentiality of this Agreement and all financial, operating, proprietary or business information relating to the IPA which is not otherwise public information and shall respect the confidentiality of any information, not described above, specified in writing by the IPA as confidential information. Physicians Care shall exercise its best efforts to prevent any of its agents, employees, legal counsel, independent contractors or any other person involved in doing business with or controlled by Physicians Care from disclosing, using or transmitting to any other person or entity any of the above described information. Nothing herein shall prohibit Physicians Care from making any use, disclosure, or transmission of information to the extent that such use, disclosure, or transmission is necessary and appropriate to enable Physicians Care to perform its obligations under this Agreement, or is required by law. Physicians Care shall include the substantive provisions of this paragraph in all written contracts for amounts in excess of ten thousand dollars ($10,000) between Physicians Care and its subcontractors, independent contractors, and agents.

    17.2 By the IPA. The IPA agrees to comply with all applicable state and federal laws respecting the confidentiality of proprietary information, data, and other confidential or personal information concerning the medical, personal, or business affairs of Members acquired in the course of providing or arranging for the provision of services hereunder and agrees to maintain the confidentiality of this Agreement and all financial, operating, proprietary or business information relating to Physicians Care which is not otherwise public information. The IPA shall respect the confidentiality of any information, not described above, specified in writing by Physicians Care as confidential information, and shall exercise its best efforts to prevent any of its agents, employees, legal counsel, independent contractors or any other person involved in doing business with or controlled by the IPA from disclosing, using or transmitting to any other person or entity any of the above described information. Nothing herein shall prohibit the IPA from making any use, disclosure, or transmission of information to the extent that such use, disclosure, or transmission is necessary and appropriate to enable the IPA to perform its obligations under this Agreement, or is required by law. The IPA shall include the substantive provisions of this paragraph in all written contracts for amounts in excess of ten thousand dollars ($10,000) between the IPA and its subcontractors, independent contractors, and agents.

18. Term and Termination.

    18.1 Term. The term of this Agreement shall begin on and shall remain in effect for a period of ten (10) years (the
"Initial Term"), unless terminated as provided herein. Thereafter, this Agreement shall be automatically renewed for a term of ten (10) years (the "Renewal Term"), unless terminated as provided herein. The word "term" as used in this Agreement without any modifier shall mean the Initial Term and the Renewal Term.

    18.2 Termination.

    (a) For cause termination. This Agreement may be terminated at any time for breach hereof upon thirty (30) days prior written notice, provided that no breach shall be deemed to have occurred if the breaching party has cured said breach prior to the expiration of the notice period.

    (b) Failure to maintain adequate provider network. In the event Physicians Care finds that the number of IPA Physicians in any geographic area is insufficient to meet Physicians Care's needs for any insurance product, Physicians Care will provide the IPA with written notice to that effect, and, unless cured as set forth below, Physicians Care may terminate this Agreement upon sixty (60) days prior written notice. Physicians Care will judge the number of IPA Physicians in a particular geographic area to be sufficient if Members have access to IPA Physicians in the full range of medical specialties, or if the IPA agrees to recruit and credential, within six (6) months of receipt of a written request from Physicians Care, a reasonable number of additional IPA Physicians in the particular geographic region in any specialty or service where Physicians Care in good faith finds that Members need additional access to IPA Physicians.

    (c)  Termination of IPA Physicians.

         i. Termination With Cause. This Agreement may be terminated with cause by Physicians Care upon thirty (30) days prior written notice to an IPA Physician if the IPA Physician violates or fails to comply with any of the material requirements of this Agreement. The IPA Physician shall be given an opportunity to cure such breach during the thirty (30) day notice period. If the breach is cured during such notice period, then this Agreement shall remain in effect.

         ii. Immediate Termination. Notwithstanding any other provision of this Agreement to the contrary, Physicians Care shall have the right to terminate the participation of an individual IPA Physician immediately in the event that the Physician:


             - shall have his or her license to practice medicine revoked or subject to sanction;


             - is subject to the loss, suspension, or reduction of medical staff privileges at a hospital or federal or state controlled substance registrations; or


             - undertakes any activity which results or may be reasonably considered to place in jeopardy the life, health, or safety of patients, whether acting pursuant to this Agreement or otherwise.

     18.3 Effects of Notice of Termination.

         (a) Physicians Care and the IPA will work together in good faith to plan cooperatively the manner in which the IPA will be phased out as Physicians Care's provider network, including, but not limited to, the procedure and timing of notice to existing and potential Member Patients that this Agreement has been terminated.

         (b) Upon termination, the IPA shall turn over to Physicians Care all tangible personal property, if any, belonging to Physicians Care and shall further make available to Physicians Care, at Physicians Care's expense, such information and copies of records as

Physicians Care may reasonably request concerning Physicians Care Members. Original medical records of Member Patients shall remain the property of IPA Physicians. Physicians Care shall turn over to the IPA all tangible personal property, if any, belonging to the IPA.

19. Dispute Resolution. Physicians Care and the IPA agree that the creation of a system for resolving disputes arising from performance under or interpretation of this Agreement is essential to the continuation of their
relationship.   Both parties agree to use good faith efforts to resolve such disagreements in the context of the following system:

    (a) Informal Dispute Resolution. The parties agree that a representative of the IPA will meet with a representative of Physicians Care
to seek to resolve the issue or dispute.   If an issue or dispute is not
resolved within 30 days after the commencement of such a meeting, any party to the dispute may request the appointment of a mediator to assist the parties to resolve the issue.

    (b) Mediation. The parties agree to complete the selection of a mediator within 10 days following the receipt of the request for mediation by a party. The parties agree to cooperate in good faith in the mediator's
efforts to assist the parties to resolve the issue.   The parties agree to
split the costs of mediation services equally between the two sides of the
dispute.   If the issue is not resolved within 45 days of the commencement of mediation, any party to the dispute may request arbitration.

    (c) Arbitration. A party requesting arbitration will do so in writing addressed to the other party. The parties agree to complete the selection of the arbitrator(s) within 10 days following receipt of the request by a party.
 If the parties fail to complete selection of the arbitrator(s) within the above time limits, the party requesting arbitration may request the American
Arbitration Association to appoint an arbitrator.   Immediately following the
selection of an arbitrator, the parties will meet with the mediator to frame the issues to be placed before the arbitrator. The parties agree to be guided by the mediator in the process of framing the issues. The parties agree that arbitration proceedings will be commenced within 45 days of selection of the arbitrator(s) and concluded within 90 days of selection of the arbitrator(s). Unless otherwise agreed by the parties in writing, the arbitration hearings shall not last more than one day, with each party
receiving equal time to present its case before the arbitrator.   The
arbitrator shall render a decision within 10 days after conclusion of the hearings. The decision of the arbitrator(s) shall be final and conclusive of
the issue in dispute.   The cost of the arbitrator's services will be
allocated between the two sides of the dispute by the arbitrator(s).   An
arbitrator shall not be authorized to award punitive damages to any of the parties. All arbitration proceedings shall be conducted in the State of Connecticut.

MISCELLANEOUS

20. IPA's Compliance with Law. The IPA agrees to comply with all federal, state, and municipal laws, statutes, ordinances, orders, and regulations applicable to the conduct of its business and with professionally recognized quality of care standards.

21. Physicians Care's Compliance with Law. Physicians Care shall establish and operate the Plan in accordance with all laws, rules and regulations applicable thereto.

22. Relationship of Parties. Each party is and shall continue to be an independent entity hereunder. Neither party is the agent or representative of the other, nor shall either party have any express or implied right or authority to assume or create any obligation on behalf of or in the name of the other, unless specifically authorized for the purpose.

23. Force Majeure. Each party will make a good faith effort to meet its obligations under this Agreement in the case of an event beyond its control. These events include, but are not limited to, war, riot, civil insurrection, epidemic, public emergency, and natural disaster. Other causes include the partial or complete destruction of Physicians Care or IPA facilities. For the purposes of this Section 26, an event is not within the control of either Physicians Care or the IPA if neither one can exercise influence or control over its occurrence.

24. Governmental Action. Both parties recognize the existence or potential existence of legislation or administrative rules and regulations or actions which may affect or impair the delivery of the services described herein by the IPA and/or IPA Physicians. The obligations of the IPA, the IPA Physicians and Physicians Care pursuant to the Agreement shall be subject to such legislation, rules, regulations and actions.

25. Rights of Members. The rights and benefits of Members shall arise solely from the Subscriber Agreement. No rights or causes of action shall accrue to any Member from the terms of this Agreement. The parties agree that no Member is a third-party beneficiary hereof.

26. Assignment. This Agreement and the respective rights and obligations of the parties hereto may not be assigned or transferred in any manner without the prior express written consent of both parties, and, in the absence of such consent, any purported assignment shall be wholly void.

27. Notices. Any notice required under the terms of this Agreement shall be in writing and shall be sent by overnight mail addressed to each party at the address set forth below the signature of its officer affixed to the Agreement, or transmitted by facsimile to the officer who signed this Agreement on behalf of the respective parties. Any such notice shall be effective upon receipt.

28. Integration Clause. This Agreement constitutes the entire contract between the parties hereto and supersedes any prior agreements between the IPA and Physicians Care with respect to the arrangement of the provision of Covered Services to Members after the date of this Agreement.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on this ______ day of __________________, 1996 in two or more copies for themselves and their successors by their duly authorized officers.


                        PHYSICIANS CARE FOR CONNECTICUT, INC.


                        By:________________________________


                        MEDSERV IPA, INC.


                        By:________________________________